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                                                                    EXHIBIT 4.18

                          UNITED HEALTHCARE CORPORATION

                                   ----------

                           CERTIFICATE OF DESIGNATIONS

                                       FOR

                 $____ CONVERTIBLE PREFERRED STOCK, SERIES ____

         (PURSUANT TO MINNESOTA STATUTES, SECTION 302A.401, SUBD. 3(B))

                                   ----------

     The undersigned, being the [corporate title] of United HealthCare Corporation (the "Corporation"), a corporation organized and existing under the Minnesota Business Corporation Act, in accordance with the provisions of Minnesota Statutes, Section 302A.401, Subd. 3(b), does hereby certify that:

     Pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors on [specify date], in accordance with Minnesota Statutes, Section 302A.401, Subd. 3, duly adopted the following resolution establishing a series of [number] shares of the Corporation's Preferred Stock, to be designated as its $__________ Convertible Preferred Stock, Series _____:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") by the Articles of Incorporation of the Corporation, the Board of Directors hereby establishes a series of $__________ Convertible Preferred Stock, Series _____ of the Corporation and hereby states the designation and number of shares, and fixes the relative rights and preferences, of such series of shares as follows:

                 $____ CONVERTIBLE PREFERRED STOCK, SERIES ____

     SECTION 1. DESIGNATION; NUMBER OF SHARES. The shares of such series shall be designated as "$_____ Convertible Preferred Stock, Series _____" (the "Convertible Preferred Stock"), and the number of shares constituting the Convertible Preferred Stock shall be [number].

     SECTION 2. PAR VALUE; NO CUMULATIVE VOTING; NO PREEMPTIVE RIGHTS. [As provided in Article [___] of the Corporation's Articles of Incorporation,] the Convertible Preferred Stock shall have a par value of $__________ per share. [As provided in Article [____] of the Corporation's Articles of Incorporation,] holders of Convertible Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not
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be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

     SECTION 3. RANK. The Convertible Preferred Stock shall rank prior to all of the Corporation's Common Stock, par value $ per share (the "Common Stock"), now outstanding or hereafter issued, both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     SECTION 4. DIVIDENDS AND DISTRIBUTIONS. The holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of $____ per annum per share, and no more. Such dividends shall be fully cumulative, shall accumulate without interest from the date of original issuance of the Convertible Preferred Stock and shall be payable __________ in arrears in cash on each __________ and __________ commencing [specify first payment date] (provided, that if any such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors. Such record dates shall be not more than 60 nor less than 10 days preceding the respective dividend payment dates. The amount of dividends payable per share of Convertible Preferred Stock for each full __________ dividend period shall be computed by dividing the annual dividend amount by __________. The amount of dividends payable for the initial dividend period and for any other period shorter than a full __________ dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to payment of dividends to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as "Junior Dividend Stock"), shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Junior Dividend Stock unless and until all accumulated and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current __________ dividend period, shall have been paid or declared and set apart for payment.

     If at any time any dividend on any capital stock of the Corporation ranking senior as to payment of dividends to the Convertible Preferred Stock (such capital stock being referred to herein as "Senior Dividend Stock") shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accumulated and unpaid dividends with respect to the Senior Dividend Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any capital stock of the Corporation ranking, as to payment of dividends, on a parity with the

                                      - 2 -
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Convertible Preferred Stock (such capital stock being referred to herein as
"Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and any Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Convertible Preferred Stock and Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Convertible Preferred Stock and Parity Preferred Stock bear to each other.

     Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     SECTION 5. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to the dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $[ ] per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other capital stock of the Corporation ranking junior as to liquidation rights to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as "Junior Liquidation Stock"); provided, that such rights shall accrue to the holders of Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Convertible Preferred Stock (such capital stock being referred to herein as "Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of any Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Convertible Preferred Stock and any other capital stock of the Corporation which ranks on a parity as to liquidation rights with the Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preference of the shares of the Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other

                                      - 3 -
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property will be deemed a liquidation, dissolution or winding up of the
Corporation for purposes of this Section 5.

     SECTION 6. REDEMPTION AT OPTION OF THE CORPORATION. The Corporation may not redeem the Convertible Preferred Stock prior to __________. The Corporation, at its option, may, on or after __________, redeem at any time all, or from time to time any portion, of the Convertible Preferred Stock on any date set by the Board of Directors, at the following cash redemption prices per share if redeemed during the periods specified below:

                TWELVE MONTHS
                  BEGINNING                   REDEMPTION PRICE
                -------------                 ----------------
           $                                     $
           $                                     $
           and thereafter                        $             ,

plus, in each case, an amount per share in cash equal to all dividends on the Convertible Preferred Stock accumulated and unpaid on such share, whether or not declared, to the date fixed for redemption (such sum being hereinafter referred to as the "Redemption Price").

     In case of the redemption of less than all of the then outstanding Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Preferred Stock at any time outstanding until all dividends accumulated and in arrears upon all Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods.

     Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Convertible Preferred Stock to be redeemed, addressed to such shareholders at their last addresses as shown on the stock books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption; the redemption price; the place or places of payment; the then-effective Conversion Rate and Conversion Price (as defined in Section 7); that the right of holders of Convertible Preferred Stock called for redemption to exercise their conversion right pursuant to Section 7 shall expire as to such shares at the close of business on the date fixed for redemption (provided that there is no default in payment of the Redemption Price); that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Convertible Preferred Stock; that accumulated but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption; that accumulated but unpaid dividends will not be paid in the case of a conversion of Convertible

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Preferred Stock; and that on and after the redemption date, dividends will cease to accumulate on such shares.

     Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Convertible Preferred Stock receives such notice; and failure so to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption (other than shares which have been duly surrendered for conversion at or before the close of business on the date fixed for redemption) shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If fewer than all the shares represented by any such surrendered certificate or certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accumulate on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be shareholders, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest upon surrender of their certificates) shall terminate.

     SECTION 7. CONVERSION AT OPTION OF HOLDERS. Holders of Convertible Preferred Stock may, at their option upon surrender of the certificates therefor, convert any or all of their shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof; provided, that such conversion right shall expire at the close of business on the date, if any, fixed for the redemption of Convertible Preferred Stock in any notice of redemption given pursuant to Section 6 hereof if there is no default in payment of the Redemption Price. Each share of Convertible Preferred Stock shall be convertible at the office of any transfer agent for the Convertible Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Shares of Convertible Preferred Stock may initially be converted into full shares of Common Stock at the rate of [____] shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted from time to time, being referred to herein as the "Conversion Rate"). The "Conversion Price" shall be equal to $[liquidation preference] divided by the Conversion Rate. Upon conversion, no adjustment or payment shall be

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made in respect of accumulated and unpaid dividends on the Convertible Preferred
Stock surrendered for conversion.

     The right of holders of Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion of Convertible Preferred Stock in a name other than that of the holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation shall be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the provisions of the next paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock and shall use its best efforts to list such shares on each national securities exchange on which the Common Stock is listed or to have such shares admitted for quotation on the NASDAQ National Market System if the Common Stock is admitted for quotation thereon.

     Upon the surrender of certificates representing shares of Convertible Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

     No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (a) the Closing Price of a share of Common Stock (as defined in the next sentence) on the last trading day

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before the conversion date and (b) such fraction of a share. The "Closing Price"
for each day shall be the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange Composite Tape, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System, or, if the Common Stock is not admitted for quotation on the NASDAQ National Market System, the average of the high bid and low asked prices on such day as recorded by the National Association of Securities Dealers, Inc. through NASDAQ, or, if the National Association of Securities Dealers, Inc. through NASDAQ shall not have reported any bid and asked prices for the Common Stock on such day, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

     SECTION 8. ADJUSTMENTS TO CONVERSION RATE. Notwithstanding anything in this
Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 8 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows:

          (a) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share of Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Convertible Preferred Stock the right to elect the securities,

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     cash or other assets into which the Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

          (b) In case the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock into a greater number of shares,
     (iii) combine the shares of its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of such event had such Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action). An adjustment pursuant to this subparagraph (b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (c) In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling such holders on the record date referred to below to subscribe for or purchase Common Stock at a price per share less than the average of the daily Closing Prices of the Common Stock (as defined in Section 7) on the 30 consecutive business days commencing 45 business days before such record date (the "Current Market Price"), then in each such case the Conversion Rate in effect on such record date shall be adjusted in accordance with the formula

                                                             O + N
                                                C/1/ = C   x -----
                                                             O + N x P
                                                                 -----
                                                                     M

     where

     C/1/ = the adjusted Conversion Rate.
        C = the current Conversion Rate.
        O = the number of shares of Common Stock outstanding on the record date. N = the number of additional shares of Common Stock offered.
        P = the offering price per share of the additional shares.

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           M = the Current Market Price per share of Common Stock on the record date./1/

     Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants. If all of the shares of Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights or warrants.

          (d) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants to purchase securities of the Corporation referred to in subparagraph (c) above, any dividend or distribution paid in cash out of the retained earnings of the Corporation and any dividend or distribution referred to in subparagraph (b) above), then in each such case the Conversion Rate then in effect shall be adjusted in accordance with the formula

                                                              M
                                                C/1/ = C  x -----
                                                            M - F

     where

          C1 = the adjusted Conversion Rate. C = the current Conversion Rate.

           M = the Current Market Price per share of Common Stock on the record date mentioned below.

           F = the amount of such cash dividend and/or the fair market value on the record date of the assets, securities, rights or warrants to be distributed divided by the number of shares of Common Stock outstanding on the record date. The

--------
/1/ This formula assumes that the market value per share of the Common Stock after issuance and exercise of the rights will equal the Corporation's market capitalization before issuance of the rights (O times M) plus the consideration received upon exercise of the rights (N times P), divided by the new total number of shares outstanding (O plus N). It gives the preferred shareholder the right to purchase the same dollar value of Common Stock (based on the new assumed market value per share) that he could have purchased before issuance of the rights (based on the market price per share before such issuance). I.e., if C=2 and M=$20, the preferred holder could purchase $40 worth of Common Stock for each share of preferred before rights are issued (2 times $20). If O=100, N=50, and P=$15, the new assumed market value per share of Common Stock is $18.33 ($2000 plus $750, divided by 150). Under the formula, the new conversion rate is
2.18. This new rate again entitles the preferred holder to purchase $40 worth Common Stock for each share of preferred, based on the new assumed market value per share (2.18 times $18.33).

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               Board of Directors of the Corporation shall determine in good faith such fair market value./2/

     Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution.

          (e) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

          (f) In the event that at any time, as a result of an adjustment made pursuant to subparagraph (a) or (b) above, the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) through (e) above.

Except as otherwise provided above in this Section 8, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

     Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the Convertible Preferred Stock and the Common Stock, and to the principal securities exchange, if any, on which the Convertible Preferred Stock and the Common Stock is traded, or the NASDAQ National Market System if the Convertible Preferred Stock or Common Stock is admitted for quotation thereon, a statement signed by the Chairman of the Board, the President or any Vice President of the Corporation and by its Treasurer or its Secretary stating the adjusted Conversion Rate determined as provided in this Section 8; and any adjustment so evidenced, given in good faith, shall be binding upon all shareholders and upon the Corporation. Whenever the Conversion Rate is adjusted, the Corporation shall give notice by mail at the time of,

--------
/2/ This formula assumes that the market value per share of the Common Stock after the distribution will equal the market price per share before the distribution (M) minus the value of the distribution per share (F). It gives the preferred shareholder the right to purchase the same dollar value of Common Stock (based on the new assumed market value per share) that he could have purchased before the distribution (based on the market price per share before such distribution). I.e., if C=2 and M=$20, the preferred holder could purchase $40 worth of Common Stock for each share of preferred before the distribution (2 times $20). If the amount of the distribution per share (F) is $5, the new assumed market value per share of Common Stock is $15 ($20 minus $5). Under the formula, the new conversion rate is 2.67. This new rate again entitles the preferred holder to purchase $40 worth of Common Stock for each share of preferred, based on the new assumed market value per share (2.67 times $15).

and together with, the next dividend payment to the holders of record of Convertible Preferred Stock, setting forth the adjustment and the new Conversion Rate and Conversion Price. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

     Whenever the Corporation shall propose to take any of the actions specified in subparagraphs (a), (b), (c) or (d) of the first paragraph of this Section 8 which would result in any adjustment in the Conversion Rate, the Corporation shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to give such notice or any defect in such notice shall not affect the validity of the transaction.

     Notwithstanding any other provision of this Section 8, no adjustment in the Conversion Rate need be made (A) for a transaction referred to in subparagraphs
(a), (b), (c) or (d) of the first paragraph of this Section 8 if holders of Convertible Preferred Stock are to participate in the transaction or distribution on such a basis and with such notice as the Board of Directors determines in good faith to be fair to the holders of the Convertible Preferred Stock and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction; (B) for sales of Common Stock pursuant to a plan for reinvestment of dividends on Common Stock, provided that the purchase price in any such sale is at least equal to 95% of the market price of the Common Stock at the time of such sales; (C) for sales of Common Stock pursuant to any plan adopted by the Corporation for the benefit of its employees or consultants, provided that such plan has been approved by the Corporation's independent directors, or pursuant to any plan for the benefit of the Corporation's directors, provided that such plan has been approved by the Corporation's shareholders; (D) for a change in par value of the Common Stock not involving a subdivision or combination described in clause (ii) or (iii) of subparagraph (b) of the first paragraph of this Section 8; or (E) after the Convertible Preferred Stock becomes convertible solely into cash (and no interest shall accrue on the cash).

     SECTION 9. CONVERTIBLE PREFERRED STOCK NOT REDEEMABLE AT OPTION OF HOLDERS OR EXCHANGEABLE; NO SINKING FUND. The Convertible Preferred Stock shall not be redeemable upon the request of holders thereof or exchangable for other capital stock or indebtedness of the Corporation or other property. The Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

     SECTION 10. VOTING RIGHTS. The holders of Convertible Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on the Convertible Preferred Stock shall be in arrears in an amount equal to at least __________ dividends (whether or not consecutive), the holders of the Convertible Preferred Stock (voting separately as a single class with all other affected classes or series of Parity Dividend Stock upon which like voting rights have been conferred and are then exercisable) will be entitled to vote for and elect two additional directors. Such right of the holders of Convertible Preferred Stock to vote for the election of such two directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, until dividends in default on such outstanding shares of Convertible Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall terminate automatically (subject to revesting in the event of each and every subsequent default of the character specified in the preceding sentence and to any continuing rights of holders of such Parity Dividend Stock). So long as such right to vote continues, the Secretary of the Corporation shall call, upon the written request of the holders of record of at least 10% of the outstanding shares of Convertible Preferred Stock addressed to him or her at the principal office of the Corporation or, if such a request is not made, upon his or her own motion, a special meeting of the holders of such shares (and of such Parity Dividend Stock, if any) for the election of such two directors, as provided herein. Such meeting shall be held not less than 45 or more than 90 days after the accrual of such right, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of shareholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of shareholders or any special meeting in lieu thereof; provided, that at such annual meeting appropriate provisions are made to allow the holders of the Convertible Preferred Stock (and of such Parity Dividend Stock, if any) to exercise such right at such meeting. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Convertible Preferred Stock (and of such Parity Dividend Stock, if any) entitled to vote in such election shall be present or represented by proxy, then the authorized number of directors of the Corporation shall be increased by two, and the holders of Convertible Preferred Stock (voting separately as a single class with all such Parity Dividend Stock, if any) shall be entitled to elect such two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated by virtue of the payment in full of all dividends in arrears (or such dividends shall have been declared and funds sufficient therefor set apart for payment). In case of any vacancy occurring among the directors so elected by the holders of Convertible Preferred Stock (and of such Parity Dividend Stock, if any), the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant, and such successor shall be deemed to have been elected by the holders of Convertible Preferred Stock (and of such Parity Dividend Stock, if any). If both directors so elected by the holders of Convertible Preferred Stock (and of such Parity Dividend

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Stock, if any) shall cease to serve as directors before their terms shall expire, the holders of Convertible Preferred Stock (and of such Parity Dividend Stock, if any) then outstanding and entitled to vote for such directors may, at a special meeting of such holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

     SECTION 11. CERTAIN ACTIONS NOT TO BE TAKEN WITHOUT VOTE OF HOLDERS OF CONVERTIBLE PREFERRED STOCK. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class, the Corporation shall not authorize, create or issue any shares of any other class or series of capital stock ranking senior to the Convertible Preferred Stock as to dividends or upon liquidation. [The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Convertible Preferred Stock, voting separately as a class, shall be required for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Corporation's Articles of Incorporation (including any certificate of designations establishing any class or series of Preferred Stock of the Corporation) if the amendment, alteration or repeal adversely affects the rights or preferences of the Convertible Preferred Stock; provided, however, that any increase in the authorized Preferred Stock of the Corporation or the creation and issuance of any other capital stock of the Corporation ranking on a parity with or junior to the Convertible Preferred Stock shall not be deemed to materially affect such powers, preferences or special rights.]

     SECTION 12. OUTSTANDING SHARES. For purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except for (a) shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation; (b) from the date of surrender of certificates representing Convertible Preferred Stock for conversion pursuant to Section 7, all shares of Convertible Preferred Stock which have been converted into Common Stock or other securities or property pursuant to Section 7; and (c) from the date fixed for redemption pursuant to Section 6, all shares of Convertible Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose.

     SECTION 13. STATUS OF CONVERTIBLE PREFERRED STOCK UPON RETIREMENT. Shares of Convertible Preferred Stock which are acquired or redeemed by the Corporation or converted pursuant to Section 7 shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the acquisition or redemption by the Corporation or conversion pursuant to Section 7 of all outstanding shares of Convertible Preferred stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to Minnesota Statutes, Section 302A.135, Subd. 5 or any successor provision and without shareholder action, to cause restated articles of incorporation of the Corporation or other appropriate documents to be prepared and filed with the Secretary of State of the State of Minnesota which

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reflect such removal of all provisions relating to the Convertible Preferred
Stock and/or the cancellation of this Certificate of Designations./3/

     IN WITNESS WHEREOF, [name of corporation] has caused this certificate to be signed by [name of officer], its [title], this _____ day of __________, ____.

                                       UNITED HEALTHCARE CORPORATION

                                       By
                                         --------------------------------------
                                         [Name of signer]
                                         [Title of signer]

--------
/3/ If shares are exchangeable, add appropriate references in this paragraph to such event.

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